Exhibit 10.1

A FIFTH THIRD BANCORP BANK
THIRD AMENDED AND RESTATED
REVOLVING CREDIT PROMISSORY NOTE

OFFICER NO.                                                                                                                                 NOTE No. ___________
$12,000,000.00                                                                                                                                 October 29, 2009
Cincinnati,Ohio                                                                                                                       (Effective Date)

Promise to Pay. On or before October 28, 2010 (the “Maturity Date”), the undersigned, COMMUNITY TRUST BANCORP, INC., a Kentucky corporation, whose address is 346 North Mayo Trail, P.O. Box 2947, Pikeville, Kentucky 41502 (hereinafter referred to as “Borrower”) for value received, promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation, whose address is 38 Fountain Square Plaza, Cincinnati, Ohio 45263 (hereinafter referred to as “Lender”) the sum of TWELVE MILLION AND 00/100 DOLLARS ($12,000,000.00) (the “Revolving Credit Commitment”) plus interest as provided herein, less such amounts as shall have been repaid in accordance with this Third Amended and Restated Revolving Credit Promissory Note (the “Note”). The outstanding balance of this Note (the “Aggregate Principal Balance”) shall appear on a supplemental bank record and is not necessarily the face amount of this Note, which record shall evidence the balance due pursuant to this Note at any time. As used herein, “Local Time” means the time at the office of Lender specified in this Note. Lender, in its reasonable discretion, may loan hereunder to Borrower on a revolving basis such amounts as may from time to time be requested by Borrower, provided that: (a) the Aggregate Principal Balance at any time shall not exceed the Revolving Credit Commitment, and (b) no Event of Default shall exist or be caused thereby. The Aggregate Principal Balance, together with all accrued and unpaid interest and any other charges, advances and fees, if any, outstanding hereunder, shall be due and payable in full on the earlier of the Maturity Date or upon acceleration of this Note.

On the date hereof, subject to the terms and conditions hereof, Lender hereby extends to Borrower a committed revolving line of credit facility (the “Facility”) under which Lender shall make loans (the “Revolving Loans”) to Borrower at Borrower’s request from time to time during the term of this Note in amounts not exceeding the Revolving Credit Commitment. If the aggregate amount of Revolving Loans outstanding at any time under the Facility exceeds the limits set forth above on any such date, Borrower will immediately pay the amount of such excess to Lender in cash.  Provided no Event of Default has occurred and is continuing, Borrower may borrow, repay, and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceed the Borrowing. In the event Borrower fails to pay such excess, Lender may, in their discretion, setoff such amount against Borrower’s or affiliate Bank accounts at Lender.

Request for Revolving Loan. Borrower may request an advance on the Revolving Credit Commitment (each advance, a “Revolving Loan”) by written notice to Lender, via facsimile transmission, electronic mail or otherwise, no later than 4:00 p.m. Local Time on the date Borrower shall request that such Revolving Loan be advanced. Lender shall make each Revolving Loan by crediting the amount thereof to Borrower’s account at Lender.

Interest Rate. The principal sum outstanding shall bear interest at a floating rate per annum equal to 2.25% in excess of the “LIBOR Rate” (the “Interest Rate”). The LIBOR Rate is the rate of interest (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Lender from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Lender at approximately 10:00 a.m. Cincinnati, Ohio time on the relevant date of determination. The Interest Rate shall initially be determined as of the date of the initial advance of funds to Borrower under this Note and shall be effective until the first business day of the month following the one month period after the initial advance. The Interest Rate shall be adjusted automatically on the first business day each one month thereafter, commencing on the first business day of the month following the expiration of the initial Interest Rate determination under this Note.

In addition, notwithstanding anything herein contained to the contrary, if, prior to or during any period with respect to the LIBOR Rate, any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for Lender to fund or maintain its funding in Eurodollars of any portion of the advance subject to the LIBOR Rate or otherwise to give effect to Lender’s obligations as contemplated hereby: (i) Lender may, by written notice to Borrower, declare Lender’s obligations in respect of the LIBOR Rate to be terminated forthwith, and (ii) the LIBOR Rate with respect to Lender shall forthwith cease to be in effect, and interest shall from and after such date be calculated at the Prime Rate, and interest shall be paid on the first (1st) day of each calendar month. Borrower hereby agrees to reimburse and indemnify Lender from all increased costs or fees incurred by Lender subsequent to the date hereof relating to the offering of rates of interest based upon the LIBOR Rate. Borrower’s right to utilize LIBOR Rate Index Pricing as set forth in this Note shall be terminated automatically if Lender, by telephonic notice, shall notify Borrower that one, two, three, four or six month LIBOR Rates are not readily available in the London Inter-Bank Offered Rate Market, or that, by reason of circumstances affecting such Market, adequate and reasonable methods do not exist for ascertaining the rate of interest applicable to such deposits. In such event, amounts outstanding hereunder shall bear interest at a rate equal to Lender’s Prime Rate or such other rate of interest as may be agreed to between Lender and Borrower.

Notwithstanding any provision to the contrary in this Note, in no event shall the interest rate charged on the Revolving Credit Commitment exceed the maximum rate of interest permitted under applicable state and/or federal usury laws. Any payment of interest that would be deemed unlawful under applicable laws for any reason shall be deemed received on account of, and will automatically be applied to reduce, the principal sum outstanding and any other sums (other than interest) due and payable to Lender under this Note, and the provisions hereof shall be deemed amended to provide for the highest rate of interest permitted under applicable law.

Payment of Interest. Interest shall be payable montly in arrears with each interest payment due on the last day of each month commencing on October 31, 2009 and continuing on the last day of each month thereafter.

Location/Application of Payments. Principal and interest payments shall be made at Lender’s address above unless otherwise designated by Lender in writing. Each payment hereunder shall be applied first to advanced costs, charges and fees, then to accrued interest, and then to principal, which will be repaid in inverse chronological order of maturity.

Use of Proceeds. The undersigned certifies that the proceeds of this loan are to be used for general business purposes.

Section 1.  Representations and Warranties. Borrower hereby warrants and represents to Lender the following:

1.1 Organization and Qualification. Borrower is a duly organized, validly existing corporation in good standing under the laws of the Commonwealth of Kentucky, its state of incorporation, has the power and authority (corporate and otherwise) to carry on its business and to enter into and perform the Note and the other Loan Documents, is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required. All information provided to Lender with respect to Borrower and its operations is true and correct.

1.2 Due Authorization. The execution, delivery and performance by Borrower of the Pledge Agreement, the Note and the other Loan Documents have been duly authorized by all necessary corporate action, and will not contravene any law or any governmental rule or order binding on Borrower, or the articles of incorporation, code of regulations or bylaws of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien granted to Lender herein. Borrower has duly executed and delivered the Note, the Pledge Agreement and the other Loan Documents and they are valid and binding obligations of Borrower enforceable according to their respective terms except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to or consent by any governmental body is needed in connection with this transaction.

1.3 Litigation. There are no suits or proceedings pending or threatened against or affecting Borrower, and no proceedings before any governmental body are pending or threatened against Borrower, except as set forth on Schedule 1.3 attached hereto.

1.4 Margin Stock. No part of the Loan will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Lender, Borrower will furnish to Lender statements in conformity with the requirements of Federal Reserve Form U-1.

1.5 Business. Borrower is not a party to or subject to any agreement or restriction which in the opinion of Borrower’s management is so unusual or burdensome that it might have a material adverse effect on Borrower’s business, properties or prospects.

1.6 Licenses, etc. Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

1.7 Laws and Taxes. Borrower is in compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency. With the exception of Borrower’s request for an extension of time to file, Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets, including unemployment, social security, and real estate taxes. Borrower has paid all taxes which are now due and payable. No taxing authority has asserted or assessed any additional tax liabilities against Borrower which are outstanding on the date of this Note, and Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.

1.8 Financial Condition. All financial information relating to Borrower or the Subsidiary Bank which has been or may hereafter be delivered by Borrower or on its behalf to Lender is true and correct and has been prepared in accordance with generally accepted accounting principles consistently applied. Borrower or the Subsidiary Bank has no material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower nor has Borrower or the Subsidiary Bank suffered any damage, destruction or loss which has adversely affected its business or assets since the submission of the most recent financial information to Lender.

1.9 Defaults. Borrower is in compliance with all material agreements applicable to it and there does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of (a) its Articles of Incorporation or Regulations/Bylaws, or (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which Borrower is a party or by which it is bound, and the consummation of the transactions contemplated by this Note will not result in such default or violation.

1.10 Environmental Laws.

(a) Borrower has obtained all permits, licenses and other authorizations or approvals which are required under Environmental Laws and Borrower is in compliance in all material respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(b) Borrower is not aware of, and has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

(c) There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Borrower, relating in any way to Environmental Laws.

1.11 Subsidiaries and Partnerships. Borrower has no subsidiaries and is not a party to any partnership agreement or joint venture agreement except as set forth on Schedule 1.11 attached hereto.

1.12 ERISA. Borrower and all individuals or entities that, along with Borrower, would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an “ERISA Affiliate”), are in material compliance with all of their obligations to contribute to any “employee benefit plan “ as that term is defined in Section 3(3) of ERISA. Borrower and each of its ERISA Affiliates are in material compliance with ERISA, and there exists no event described in Section 4043(b) thereof (“Reportable Event”). “ERISA” means the federal Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder from time to time, as amended or as may be replaced by a successor statute.

1.13 Solvency. Borrower is Solvent and, upon consummation of the transactions contemplated herein, will be Solvent thereafter.

Section 2. Affirmative Covenants. Borrower covenants with, and represents and warrants to Lender that, from and after the execution date of the Note and until the Obligations are paid and satisfied in full:

1. Financial Statements. Borrower will maintain a standard and modern system for accounting and will furnish to Lender:

(a) Within 90 days after the end of each quarter, a copy of Borrower’s consolidated financial statements for that month and for the year to date in a form reasonably acceptable to Bank, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer of Borrower;

(b) Within 90 days after the end of each fiscal year, a copy of Borrower’s consolidated financial statements for that year audited by a firm of independent certified public accountants acceptable to Lender (which acceptance will not be unreasonably withheld), and accompanied by a standard audit opinion of such accountants without qualification; and

(c) All of the statements referred to in (a) and (b) above shall be in conformance with generally accepted accounting principles.

(d) If at any time Borrower has any additional subsidiaries which have financial statements that could be consolidated with those of Borrower under generally accepted accounting principles, the financial statements required by subsections (a) and (b) above will be the financial statements of Borrower and all Subsidiaries including, without limitation, the Subsidiary Bank, prepared on a consolidated and consolidating basis.

2.2 Financial Covenants.

(a) Return on Average Assets. Borrower will not permit the Return of Average Assets of the Subsidiary Bank to fall below .50%.

(b) Non-Performing Assets. Borrower shall not permit the Non-Performing Assets of the Subsidiary Bank (including all nonaccrual loans, loans in excess of 90 days past due, and Other Real Estate Owned held by the Subsidiary Bank), on a consolidated basis, (as shown on Borrower’s quarterly and annual financial statements delivered to Lender), to be greater than three percent (3.00%) of the total assets of the Subsidiary Bank (referred to herein as the “Non-Performing Asset Ratio”). As used herein, the term “Non-Performing Assets” shall have the meaning attributed to that term by the Federal Reserve Board.

(c) Capitalization. Borrower and the Subsidiary Bank shall each maintain the well-capitalized designation, as defined by the Federal Reserve Board Accounting Rules and Guidelines at all times.

2.3 Insurance. At its own cost, Borrower shall obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower. All such policies shall (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured and, where applicable, as loss payee under a Lender loss payable endorsement satisfactory to Lender, and (iii) shall provide for 30 days written notice to Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.

2.4 Taxes. Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a Lien upon any of its assets, provided that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Lender cash or bond in an amount acceptable to Lender.

2.5 Existence; Business. Borrower shall (a) maintain its existence as a corporation, (b) continue to engage primarily in business of the same general character as that now conducted or as permitted by applicable regulations.

2.6 Compliance with Laws. Borrower shall comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets in all respects material to Borrower’s business or assets and shall immediately notify Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statute, ordinance or law. Borrower shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business and as may be required from time to time by applicable law.

2.7 Notice of Default. Borrower shall, within 3 days of its knowledge thereof, give written notice to Lender of: (a) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default, and (b) the occurrence of any event or the existence of any condition which would prohibit or limit the ability of Borrower to reaffirm any of the representations or warranties, or to perform any of the covenants, set forth herein.

2.8 Costs. Borrower shall reimburse Lender for any and all fees, costs and expenses including, without limitation, reasonable attorneys’ fees, other professionals’ fees, appraisal fees, environmental assessment fees (including Phase I and Phase II assessments), expert fees, court costs, litigation and other expenses (collectively, the “Costs”) incurred or paid by Lender or any of its officers, employees or agents in connection with: (a) preparation, negotiation, administration or enforcement of the Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of Lien, termination statement, satisfaction of mortgage, financing statement or other Lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (b) the defense, preservation and protection of Lender’s rights and remedies thereunder, including without limitation, its security interest in the Collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs shall be due and payable upon demand by Lender. If Borrower fails to pay the Costs when upon such demand, Lender is entitled to disburse such sums as Obligations. Thereafter, the Costs shall bear interest from the date incurred or disbursed at the highest rate set forth in this Note. This provision shall survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation.

2.9 Unused Commitment Fee. Borrower pay to Lender on the first Business Day of each quarter beginning January 2010, an unused commitment fee (the “Unused Commitment Fee”), for the period during which Revolving Credit Commitment is in effect, equal to 0.150% (computed on a basis of a 360-day year for the actual number of days involved) of the average daily Unused Commitment during the three previous calendar months (prorated evenly if this Note is not in effect throughout any three calendar month period). The “Unused Commitment” on any date is an amount equal to the Revolving Credit Commitment on such date, minus the Aggregate Principal Balance on such date. Lender shall waive the Unused Commitment Fee for any quarter in which the outstanding principal balance of the Revolving Credit Loan is greater Fifty Percent (50%) of the Revolving Credit Commitment on any five (5) calendar days during the quarter.

2.10 Other Amounts Deemed Loans. If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower shall be deemed Obligations.

2.11 Further Assurances. Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

Section 3. Negative Covenants. At any time during the term hereof, Borrower will remain in compliance with the following Negative Covenants:

3.1 Disposition of Assets. Borrower will not, without the prior written consent of Lender sell, transfer or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired. For purposes of this Section 3.1, any amount greater than twenty-five percent (25%) of the total amount of the Borrower’s tangible net worth shall constitute a “substantial” part of the Borrower’s assets.

3.2 Indebtedness. Borrower shall not incur, create, assume or permit to exist any indebtedness for borrowed money except for: (a) the Obligations; (b) operating expenses incurred by the Borrower in the ordinary course of its business; or (c) deposits from customers received through its subsidiary banks in the ordinary course.

3.3 Negative Pledge. Borrower shall not create, incur or permit to exist, arise or attach any lien on the capital stock of any of its Subsidiaries, including without limitation, the Subsidiary Bank.

3.4 Payment of Dividends. Borrower shall not pay any dividend or make any other distribution on or in respect of any of its common or preferred stock if any Event of Default has occurred or is continuing or, if the payment of the Dividend would result in an Event of Default. The payment of any dividend permitted by this Section 3.4 must comply in all respects with the rules and regulations of all applicable bank regulatory authorities.

Section 4.  Definitions. Certain capitalized terms have the meanings set forth on any exhibit hereto, in the Pledge Agreement, if applicable, or any other Loan Document. All financial terms used herein but not defined on the exhibits, in the Pledge Agreement, if applicable, or any other Loan Document have the meanings given to them by generally accepted accounting principles. All other undefined terms have the meanings given to them in the Uniform Commercial Code as adopted in the state whose law governs this instrument. The following definitions are used herein:

4.1 “Affiliate” means, as to Borrower, (a) any person or entity which, directly or indirectly, is in control of, is controlled by or is under common control with, Borrower, or (b) any person who is a director, officer or employee (i) of Borrower or (ii) of any person described in the preceding clause (a).

4.2 “Aggregate Principal Balance” means the aggregate principal balance of all loans advanced by Lender to Borrower pursuant to the terms of this Note.

4.3 “Collateral” shall mean all shares of common capital stock of the Subsidiaries.

4.4 “Default Rate” means six percent (6%) in excess of the interest rate otherwise in effect under amounts outstanding under this Note. In no event shall the interest rate accruing under this Note be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

4.5 “Effective Date” shall mean October 29, 2009.

4.6 “Environmental Laws” means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

4.7 “Lien” means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts and capitalized leases.

4.8 “Loan Documents” means collectively, this Note, the Pledge Agreement, any and all Rate Management Agreements, and each and every other document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and “Loan Document” means any one of the Loan Documents.

4.9 “Maturity Date” shall mean October 28, 2010.

4.10 “Obligation(s)” means all loans, advances, indebtedness, liabilities and obligations of Borrower owed to each of Lender and the affiliates of Fifth Third Bancorp of every kind and description whether now existing or hereafter arising including without limitation, those owed by Borrower to others and acquired by Lender or any affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and including without limitation all liabilities, obligations and indebtedness arising under the Note and the other Loan Documents, all obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by Lender for the benefit of or at the request of Borrower, and all expenses and attorneys’ fees incurred by Lender and any affiliate of Fifth Third Bancorp under this Note or any other document or instrument related to any of the foregoing.

4.11 “Pledge Agreement” means the Pledge Agreement by and between Borrower and Lender, securing the Obligations, referenced in Section 5 below, and substantially in the form attached hereto as Schedule 4.11.

4.12 “Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross- currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

4.13 “Rate Management Obligations” means any and all obligations of Borrower to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement.

4.14 “Return on Average Assets Ratio” shall mean the ratio of the Subsidiary Bank’s net profit to the Subsidiary Bank’s total assets.

4.15 “Revolving Credit Commitment” means the maximum principal amount that the Borrower may borrow subject to the terms and conditions of this Note, which maximum principal amount is defined herein as Twelve Million Dollars ($12,000,000.00).

4.16 “Solvent” means that: (a) the total amount of the Borrower’s assets is in excess of the total amount of its liabilities (including contingent liabilities), at a fair valuation; (b) Borrower does not have unreasonably small capital for the business and transactions in which Borrower is engaged or is about to engage; and (c) Borrower does not intend to or believe it will incur obligations beyond its ability to pay as they become due.

4.17 “Subsidiary Bank” shall mean Community Trust Bank, Inc., a Kentucky corporation based in Pikeville, Kentucky.

Section 5.  Collateral. The Revolving Credit Commitment shall be unsecured unless the Non-Performing Assets of the Subsidiary Bank become equal to or greater than three percent (3.00%) of the total assets of the Subsidiary Bank in violation of Section 2.2(b), above (such event shall be referred to as an “NPA Default”). In the event an NPA Default occurs and the Aggregate Principal Balance of this Note is greater than zero, Borrower shall immediately execute and deliver to Lender the Pledge Agreement, substantially in the form attached hereto as Schedule 4.11, giving Lender a first priority perfected security interest in all outstanding common capital stock of the Subsidiary Bank. Further, Borrower shall provide any additional documentation required by Lender to perfect the security interest in the Collateral. Thereafter, in the event Borrower makes a request to Lender for a Revolving Loan and, at the time of the request an NPA Default has occurred and is continuing, Lender will not fund the Revolving Loan until the Pledge Agreement has been executed and delivered to Lender and the security interest has been perfected. Borrower acknowledges and agrees that execution and delivery of the Pledge Agreement to the Lender shall not waive any Event of Default which has occurred and continues to occur.

Section 6.  Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”), Lender may, at its option, without any demand or notice whatsoever, cease making advances and declare this Note and all Obligations to be fully due and payable in their aggregate amount, together with accrued interest and all prepayment premiums, fees, and charges applicable thereto:

6.1 Any failure to make any payment when due of principal or accrued interest on this Note or any other Obligation and such nonpayment remains uncured for a period of 10 days thereafter.

6.2 Any representation or warranty of Borrower set forth in this Note or in any agreement, instrument, document, certificate or financial statement evidencing, guarantying, securing or otherwise related to, this Note or any other Obligation shall be materially inaccurate or misleading.

6.3 Borrower shall fail to observe or perform any other term or condition of this Note or any other term or condition set forth in any agreement, instrument, document, certificate or financial statement evidencing, guarantying or otherwise related to this Note or any other Obligation, or Borrower shall otherwise default in the observance or performance of any covenant or agreement set forth in any of the foregoing for a period of 30 days.

6.4 The dissolution of Borrower or of any endorser or guarantor of the Obligations, or the merger or consolidation of any of the foregoing with a third party, or the lease, sale or other conveyance of a material part of the assets or business of any of the foregoing to a third party outside the ordinary course of its business, or the lease, purchase or other acquisition of a material part of the assets or business of a third party by any of the foregoing.

6.5 Any failure to submit to Lender current financial information upon request.

6.6 The creation of any lien (except a lien to Lender) on, the institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a judgment against, or the seizure of, any of the property of Borrower or any endorser or guarantor hereof including, without limitation, any property deposited with Lender.

6.7 In the judgment of Lender, any material adverse change occurs in the existing or prospective financial condition of Borrower that may affect the ability of Borrower to repay the Obligations, or the Lender reasonably deems itself insecure.

6.8 A commencement by the Borrower or any endorser or guarantor of the Obligations of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of the Borrower or any endorser or guarantor of the Obligations in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Borrower or any endorser or guarantor of the Obligations, or for any substantial part of the property of Borrower or any endorser or guarantor of the Obligations, or ordering the wind-up or liquidation of the affairs of Borrower or any endorser or guarantor of the Obligations; or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Borrower or any endorser or guarantor of the Obligations of any general assignment for the benefit of creditors; or the failure of the Borrower or any endorser or guarantor of the Obligations generally to pay its debts as such debts become due; or the taking of action by the Borrower or any endorser or guarantor of the Obligations in furtherance of any of the foregoing.

6.9 Nonpayment by the Borrower of any Rate Management Obligation when due or the breach by the Borrower of any term, provision or condition contained in any Rate Management Agreement.

6.10 Any sale, conveyance or transfer of any rights in the Collateral securing the Obligations.

Section 7. Remedies. In addition to any other remedy permitted by law, upon the occurrence of an
Event of Default, Lender may at any time, without notice:

7.1 Apply the Collateral to this Note or such other Obligations, whether due or not.

7.2 Lender may, at its option, proceed to enforce and protect its rights by an action at law or in equity or by any other appropriate proceedings; provided that this Note and the Obligations shall be accelerated automatically and immediately if the Event of Default is a filing under the Bankruptcy Code.

7.3 Notwithstanding any other legal or equitable rights of Lender, Lender, in the Event of
Default, is:

(a) hereby irrevocably appointed and constituted attorney-in-fact, with full power of substitution, to exercise all rights of ownership with respect to the Collateral including, but not limited to, the right to collect all income or other distributions arising therefrom and to exercise all voting rights connected with the Collateral; and

(b) is hereby given full power to collect, sell, assign, transfer and deliver all of said Collateral or any part thereof, or any substitutes therefore, or any additions thereto, through any private or public sale without either demand or notice to Borrower, or any advertisement, the same being hereby expressly waived, at which sale Lender is authorized to purchase said property or any part thereof, free from any right of redemption on the part of Borrower, which is hereby expressly waived and released.

7.4 In case of sale for any cause, after deducting all costs and expenses of every kind, Lender may apply, as it shall deem proper, the residue of the proceeds of such sale toward the payment of any one or more or all of the Obligations of Borrower, whether due or not due, to Lender; after such application and the return of any surplus, Borrower agrees to be and remains liable to Lender for any and every deficiency after application as aforesaid upon this and any other Obligation.

7.5 Borrower shall pay all costs of collection incurred by Lender, including its attorney’s fees, if this Note is referred to an attorney for collection, whether or not payment is obtained before entry of judgment, which costs and fees are Obligations secured by the Collateral.

7.6 Lender’s rights and remedies hereunder are cumulative, and may be exercised together, separately, and in any order. No delay on the part of Lender in the exercise any such right or remedy shall operate as a waiver. No single or partial exercise by Lender of any right or remedy shall preclude any other further exercise of it or the exercise of any other right or remedy. No waiver or indulgence by Lender of any Event of Default shall be effective unless in writing and signed by Lender, nor shall a waiver on one occasion be construed as a waiver of any other occurrence in the future.

Section 8. Miscellaneous.

8.1 Late Payment; Default Rate; Fees. If any payment is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, Borrower agrees to pay to Lender a late payment fee of $20.00. After an Event of Default, the Borrower agrees to pay to Lender a fixed charge of $25.00, or the Borrower agrees that Lender may, without notice, increase the above stated interest rate by six percent (6%), whichever is greater. Under no circumstances shall said interest rate be raised to a rate which shall be in excess of the maximum rate of interest allowable under the state and/or federal usury laws in force at the time of such change.

8.2 Prepayment. The Borrower may prepay all or part of this note, which prepaid amounts shall be applied to the amounts due in reverse order of their due dates. Partial prepayments shall not excuse and subsequent payment due.

8.3 Amendment and Restatement. This Third Amended and Restated Revolving Note (as
defined herein, the “Note”) is issued upon surrender of, and in exchange for, the Second Amended and Restated Revolving Note dated July 30, 2008, that matured on July 29, 2009 and subsequently was extended by written agreement between Lender and Borrower until October 29, 2009 (as extended, the “Second Amended Note”), that was issued upon surrender of, and inchange for, the Amended and Restated Revolving Note dated April 28, 2007, that matured on April 30, 2008 (the “Amended Note”).  The Amended Note was issued upon surrender of, and in exchange for, the original Revolving Note dated April 28, 2006, that matured on April 28, 2007 (the “Original Note”). The issuance of this Note shall not be construed in any manner as a novation or any other extinguishment of the obligations arising under the Original Note, the Amended Note, or the Second Amended Note, or to affect the priority of any security interests granted in connection with any of the foregoing.

8.4 Entire Agreement. Borrower agrees that there are no conditions or understandings which are not expressed in this Note and the documents referred to herein.

8.5 Severability. The declaration of invalidity of any provision of this Note shall not affect any part of the remainder of the provisions.

8.6 Waiver of Borrower. No failure on the part of Lender to exercise any of its rights hereunder shall be deemed a waiver of any such rights or of any default. Demand, presentment, protest and notice of dishonor, notice of protest and notice of default are hereby waived. Each of the Borrower, including but not limited to all co-makers and accommodation makers of this note, hereby waives all suretyship defenses including but not limited to all defenses based upon impairment of Collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code, as revised in 1990 (the “UCC”). Such waiver is entered to the full extent permitted by Section 3-605 (i) of the UCC.

8.7 Assignment. Borrower agrees not to assign any of Borrower’s rights, remedies or obligations described in this Note without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion. Borrower agrees that Lender may assign some or all of its rights and remedies described in this Note without notice to, or prior consent from, the Borrower.

8.8 Modification; Waiver of Lender. The modification or waiver of any of Borrower’s obligations or Lender’s rights under this Note must be contained in a writing signed by Lender. Lender may perform Borrower’s obligations, or delay or fail to exercise any of its rights or remedies, without causing a waiver of those obligations or rights. A waiver on one occasion shall not constitute a waiver on another occasion. Borrower’s obligations under this Note shall not be affected if Lender amends, compromises, exchanges, fails to exercise, impairs or releases (i) any of the obligations belonging to any co-borrower, endorser or guarantor, (ii) any of its rights against any co-borrower, guarantor or endorser, or (iii) the Collateral or any other property securing the obligations.

8.9 Governing Law; Consent to Jurisdiction. This Note is delivered in, is intended to be performed in, will be construed and enforceable in accordance with and governed by the internal laws of, the State of Ohio, without regard to principles of conflicts of law. Borrower agrees that the state and federal courts in the County where the Lender is located shall have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrower at the address set forth herein.

8.10 JURY WAIVER. BORROWER, AND ANY ENDORSER OR GUARANTOR HEREOF, WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

COMMUNITY TRUST BANCORP, INC.
By: /s/Kevin J. Stumbo
Name:  Kevin J. Stumbo
Title: EVP/Treasurer

COMMONWEALTH OF KENTUCKY
COUNTY OF
SS:

BEFORE ME, personally appeared ____________________, the __________________ of COMMUNITY TRUST BANCORP, INC., a Kentucky corporation, who acknowledge that he did sign the foregoing instrument as such officer and on behalf of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this   day of October, 2009.

Notary Public

SCHEDULE 1.3

LITIGATION

SCHEDULE 1.11
SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES

1. Community Trust Bank, Inc.

2. Community Trust and Investment Company

SCHEDULE 4.11
FORM OF PLEDGE AGREEMENT